The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated November 5, 2012
PROSPECTUS dated November 21, 2011 PROSPECTUS SUPPLEMENT dated November 21, 2011	Pricing Supplement No. 415 to Registration Statement No. 333-178081 Dated November , 2012 Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Coupon Payments Subject to the Downside Threshold Feature
and the Payment at Maturity Subject to the Knock-In Feature
Unlike ordinary debt securities, the Contingent Income Securities due November 30, 2020 Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-in Feature, which we refer to as the securities, do not provide for the regular payment of interest or guarantee the return of any principal at maturity.  Instead, the securities offer the opportunity for investors to earn a contingent monthly payment but only if the price of gold, which we refer to as the commodity price, on the applicable monthly determination date is greater than or equal to 80% of the initial commodity price, which we refer to as the downside threshold level.  However, if the commodity price is less than the downside threshold level on any determination date, you will not receive any contingent monthly payment for that monthly period.  As a result, investors must be willing to accept the risk of not receiving any contingent monthly payment during the entire eight-year term of the securities.  In addition, at maturity, if the final commodity price is less than the 60% of the initial commodity price,which we refer to as the knock-in level, investors will be exposed to the decline in the price of gold and the payment at maturity will be less than 60% of the stated principal amount of the securities and could be zero.  Accordingly, investors may lose their entire initial investment in the securities.  Investors will not participate in any appreciation of the price of gold.  The securities are for investors who seek an opportunity to earn interest at an above-market rate in exchange for the risk of losing their principal if the price of gold is below the knock-in level on the final determination date and the risk of receiving no contingent monthly coupon when the price of gold on the related determination date is below the downside threshold level.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The principal amount and original issue price of each security is $1,000.
•
The securities will pay a contingent monthly payment of $5.8333 (corresponding to approximately 7% per annum of the stated principal amount) per security but only if the commodity price on the related determination date is greater than or equal to the downside threshold level.

However, if, on any monthly determination date, the commodity price is less than the downside threshold level, you will receive no contingent monthly payment for that monthly period.
•	At maturity you will receive for each $1,000 stated principal amount you hold:
º	if the final commodity price is greater than or equal to the downside threshold level: $1,000 plus the relevant contingent monthly payment;
º	if the final commodity price is less than the downside threshold level, but greater than or equal to the knock-in level: $1,000;
º
if the final commodity price is less than the knock-in level: $1,000 x the commodity performance factor.  In this case, the payment at maturity will be less than 60% of the stated principal amount of the securities and could be zero.

•	The downside threshold level is $ , which is 80% of the initial commodity price.
•	The knock-in level is $ , which is 60% of the initial commodity price.
•	The commodity performance factor will be a fraction equal to the final commodity price divided by the initial commodity price.
•
The initial commodity price will equal the commodity price on November 27, 2012, the day we price the securities for initial sale to the public, which we refer to as the pricing date, subject to adjustments for non-trading days and certain market disruption events.

•	The final commodity price will equal the commodity price on the final determination date.
•
The determination dates are the 24th day of each month, from and including December 24, 2012, to and including the final determination date.  The determination dates are subject to postponement due to non-trading days and certain market disruption events.

•
The contingent payment dates are the third business day after the related determination date.  If the related determination date is postponed, the contingent payment date will be the third business day after the related determination date as postponed.  No adjustment will be made to any contingent monthly payment postponed due to the postponement of the applicable determination date.

•	The maturity date may be postponed as a result of the postponement of the final determination date. No adjustment will be made to any contingent monthly payment made on that postponed date.
•	Investing in the securities is not equivalent to investing directly in gold or in futures contracts or forward contracts on gold.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 6174823R3 and the ISIN for the securities is US6174823R33.

You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $1,000 PER SECURITY

	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC (“MS & Co.”), a fixed sales commission of $       for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of  $         per security.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)      to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)      where no consideration is or will be given for the transfer; or

(3)      where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The securities do not provide for the regular payment of interest or guarantee the return of any principal at maturity.  Instead, the securities offer the opportunity for investors to earn a contingent monthly payment with respect to each monthly determination date but only if the commodity price is greater than or equal to 80% of the initial commodity price, which we refer to as the downside threshold level.  In addition, if the final commodity price is less than the knock-in level, investors will be exposed to the decline in the commodity price and the payment at maturity will be less than 60% of  the stated principal amount of the securities and could be zero.  The securities have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no interest payments during the entire term of the securities or return of principal in exchange for an opportunity to earn interest at a potentially above-market rate if the commodity price is at or above the downside threshold level on each monthly determination date.  Investors will not participate in any appreciation of the price of gold.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Contingent Income Securities due November 30, 2020 Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-in Feature, which we refer to as the securities.  The principal amount and original issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., is willing to purchase the securities is expected to be affected adversely by the inclusion of these commissions and hedging costs in the original issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the return of any principal at maturity
At maturity you will receive for each $1,000 stated principal amount you hold:

•      if the final commodity price is greater than or equal to the downside threshold level: $1,000 plus the contingent monthly payment with respect to the final determination date; or

•      if the final commodity price is less than the downside threshold level, but greater than or equal to the knock-in level: $1,000;

•      if the final commodity price, is less than the knock-in level: $1,000 multiplied by the commodity performance factor where,

final commodity price = the commodity price on the final determination date, subject to adjustment for non-trading days and certain market disruption events.

initial commodity price =    the commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.

downside threshold level = $   , which is 80% of the initial commodity price

knock-in level = $   , which is 60% of the initial commodity price

commodity price = On any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the  London Gold Market and published by the LBMA on such day.

commodity performance factor = The final commodity price divided by the initial commodity price, as expressed by the following formula:

final commodity price
initial commodity price

If the final commodity price is less than the knock-in level, you will be exposed to the full amount of decline in the commodity price from the initial commodity price.  Under this scenario, your payment at maturity will be less than 80% of the stated principal amount and could be zero.

The securities do not provide for regular interest payments
The securities provide an opportunity for investors to earn a contingent monthly payment, which is an amount equal to $5.8333 (corresponding to approximately 7% per annum of the stated principal amount) per security, but only if commodity price on the applicable monthly determination date is greater than or equal to the downside threshold level.  The contingent monthly payment, if any, will be payable monthly on the contingent payment date.

It is possible that the commodity price could remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you would receive few or no contingent monthly payments.

We refer to the coupon on the securities as contingent, because there is no guarantee that you will receive a coupon payment on any contingent payment date.  Even if the commodity price is greater than or equal to the downside threshold level on some monthly determination dates, it may fluctuate below the downside threshold level on others.

The contingent payment dates occur on the third business day following each related determination date.  The determination dates are the 24th day of each month, from and including Decmber 24, 2012, to and including the final determination date.   The determination dates, and hence the contingent payment dates, are subject to postponement due to non-trading days and certain market disruption events.  No adjustments will be made to any contingent payments that are paid on postponed contingent payment dates.  See “Description of Securities—Determination Dates.”

The maturity date may be postponed as a result of the postponement of the final determination date.  See “Description of Securities—Maturity Date.”

Investing in the securities is not equivalent to investing directly in gold or in futures contracts or forward contracts on gold
Investing in the securities is not equivalent to investing directly in gold or in futures contracts or in forward contracts on gold.  By purchasing the securities, you do not purchase any entitlement to gold or futures contracts or forward contracts on gold.  Further, by purchasing the securities, you are assuming the credit risk of Morgan Stanley and not that of any counter-party to futures contracts or forward contracts on the underlying commodity.

Investors will not participate in any appreciation in the price of gold
Investors will not participate in any appreciation in the price of gold from the initial commodity price, and the return on the securities will be limited to the contingent monthly payments, if any, that are paid on the securities.  For example, if on the final determination date, gold has appreciated substantially from the initial commodity price, the payment at maturity would be limited to the stated principal amount of $1,000 and the contingent monthly payment of $5.8333 (corresponding to approximately 7% per annum of the stated principal amount) per security.  Under this scenario, although the price of gold has substantially increased, your payment at maturity is not correspondingly increased and at maturity, the securities only provide for the payment of your initial investment and the contingent monthly payment.

Please review the historical performance of the price of gold for the period from January 1, 2007 through November 5, 2012 in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the price of gold based on its historical performance.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior debt securities.  As calculation agent, MSCG. will determine the initial commodity price, the downside threshold level, the knock-in level, the commodity price on each determination date, including the final commodity price, whether the contingent monthly payment will be paid on any contingent payment date, whether a market disruption event has occurred and the payment you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-24.

Where you can find more information on the securities
The securities are unsecured senior debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and the prospectus dated November 21, 2011.  We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax treatment of investments in commodity-linked securities such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL EXAMPLES

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent monthly payment will be determined on each monthly determination date and the payment at maturity, if any, will be determined on the final determination date.  The actual initial commodity price and downside threshold level will be determined on the pricing date.  Any payment on the securities is subject to the credit risk of Morgan Stanley.  The numbers in the hypothetical examples may be rounded for ease of analysis.  The below examples are based on the following terms:

Hypothetical Initial Commodity Price:	1,700
Hypothetical Downside Threshold Level:	1,360 (80% of the hypothetical initial commodity price)
Hypothetical Knock-in Level:	1,020 (60% of the hypothetical initial commodity price)
Contingent Monthly Payment:	$5.8333 (corresponding to approximately 7% per annum of the stated principal amount) per security
Stated Principal Amount:	$1,000 per security
Total Number of Determination Dates:	96

Example 1.  On 3 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of 1,360, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of 1,360.  Therefore, you would receive the contingent monthly payment of $5.8333 with respect to those 3 determination dates, totaling $5.8333 x 3 = $17.50.  On the final determination date, the commodity price is 680, which is less than the downside threshold level.  Therefore, you would not receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of 680 is less than the knock-in level of 1,020.  Therefore, with respect to the final determination date, you would receive a payment equal to the product of the stated principal amount and the commodity performance factor, calculated as follows:

stated principal amount x (final commodity price / initial commodity price) = $1,000 x (680 / 1,700) = $400

The total payment over the term of the securities is $17.50 + $400 = $417.50 per security.

Example 2.  On 36 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of 1,360, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of 1,360.  Therefore, you would receive the contingent monthly payment of $5.8333 with respect to those 36 determination dates, totaling $5.8333 x 36 = $210.  On the final determination date, the commodity price is 700, which is less than the downside threshold level.  Therefore, you would not receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of 700 is less than the knock-in level of 1,020.  Therefore, with respect to the final determination date, you would receive a payment equal to the product of the stated principal amount and the commodity performance factor, calculated as follows:

stated principal amount x (final commodity price / initial commodity price) = $1,000 x (700 / 1,700) = $411.76

The total payment over the term of the securities is $210 + $411.76 = $611.76 per security.

Example 3.  On 36 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of 1,360, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of 1,360.  Therefore, you would receive the contingent monthly payment of $5.8333 with respect to those 36 determination dates, totaling $5.8333 x 36 = $210.  On the final determination date, the commodity price is 1,190, which is less than the downside threshold level.  Therefore, you would not receive a contingent monthly payment with respect to the final determination date.  However, the final commodity price of 1,190 is greater than the knock-in level of 1,020.  Therefore, with respect to the final determination date, you would receive a payment equal to the stated principal amount, and no contingent monthly payment would be payable in respect of such final determination date.

The total payment over the term of the securities is $210 + $1,000 = $1,210 per security.

Example 4.  On 36 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of 1,360, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of 1,360.  Therefore, you would receive the contingent monthly payment of $5.8333 with respect to those 36 determination dates, totaling $5.8333 x 36 = $210.  On the final determination date, the commodity price is 1,400, which is greater than the downside threshold level.  Therefore, you would receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of 1,400 is greater than the knock-in level of 1,020.  Therefore, with respect to the final determination date, you would receive a payment equal to the sum of the stated principal amount and the contingent monthly payment, calculated as follows:

stated principal amount + contingent monthly payment = $1,000 + $5.8333 = $1,005.83

The total payment over the term of the securities is $210 + $1,005.83 = $1,215.83 per security.

Example 5.  On each determination date prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of 1,360.  Therefore, you would receive the contingent monthly payment of $5.8333 with respect to each such determination date, totaling $5.8333 x 95 = $554.16.  On the final determination date, the commodity price is 2,000, which is greater than the downside threshold level.  Therefore, you would receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of 2,000 is greater than the knock-in level of 1,020.  Therefore, with respect to the final determination date, you would receive a payment equal to the sum of the stated principal amount and the contingent monthly payment, calculated as follows:

stated principal amount + contingent monthly payment = $1,000 + $5.8333 = $1,005.83

The total payment over the term of the securities is $554.16 + $1,005.83 = $1,559.99 per security.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not provide for the regular payment of interest or guarantee any repayment of principal at maturity.  The securities will pay a contingent monthly payment but only if the commodity price is greater than or equal to the downside threshold level on the related determination date.  In addition, if the final commodity price on the final determination date is less than the knock-in level, your payment at maturity will be less than 60% of the stated principal amount and could be zero.  Investing in the securities is not equivalent to investing in a fixed rate debt security due to the fact that each interest payment is contingent on the price of gold on the related determination date and your principal will be at risk if the final commodity price is less than the knock-in level.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not guarantee the return of any principal
The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the final commodity price is less than the knock-in level, you will be exposed to the decline in the commodity price, as compared to the initial commodity price, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount of cash that is less than the stated principal amount in proportion to the decline in the commodity price.  Under this scenario, the value of any such payment will be less than 60% of the stated principal amount and could be zero.

You will not receive any contingent monthly payment for any monthly period where the commodity price on the related determination date is less than the downside threshold level
You will receive a contingent monthly payment with respect to a monthly period but only if the commodity price on the related determination date is greater than or equal to the downside threshold level.  If the commodity price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent monthly payments.

The contingent monthly payment, if any, is paid on a monthly basis and is based solely on the price of gold on the specified determination dates
Whether the contingent monthly payment will be made with respect to a determination date will be based on the commodity price on such date or the final commodity price, as applicable.  As a result, you will not know whether you will receive the contingent monthly payment until the related determination date.  Moreover, because the contingent monthly payment is based solely on the commodity price on a specific determination date, if such commodity price is less than the downside threshold level, you will not receive any contingent monthly payment with respect to such determination date, even if the price of gold was higher on other days during the term of the securities.

Investors will not participate in any appreciation in the price of gold
Investors will not participate in any appreciation in the price of gold from the initial commodity price, and the return on the securities is limited to the contingent monthly payments, if any, that are paid on the securities.  For example, if on the final determination date, the price of gold has appreciated 25% from the initial commodity price, the payment at maturity would be limited to the stated principal amount of $1,000 and the contingent monthly payment of $5.8333 (corresponding to approximately 7% per annum of the stated principal amount) per security.  Under this scenario, although the price of gold has substantially increased, your payment at maturity is not correspondingly increased and at maturity, the securities would only provide for the payment of your initial investment and the contingent monthly payment.

The market price will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the price of gold on any day will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

•      the market price of gold and futures contracts on gold and the volatility (frequency and magnitude of changes in price) of such prices;

•      whether or not the commodity price was less than the downside threshold level on any determination date;

•      trends of supply and demand for the gold at any time, as well as the effects of speculation or any government actions that could affect the markets for the gold;

•      interest and yield rates in the market;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of gold;

•      the time remaining until the maturity of the securities;

•      the availability of comparable instruments; and

•      any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if the price of gold at the time of sale is at or below its initial price and especially if the commodity price has decreased below the downside threshold level or it is believed to be likely to do so in light of the then-current price of gold.

You cannot predict the future prices of gold based on its historical prices.  The commodity price may be less than the downside threshold level on any determination date during the period from but excluding the pricing date to and including the final determination date such that you would not be entitled to receive a contingent monthly payment in respect of such determination dates.  In addition, there can be no assurance that the final commodity price will be greater than the knock-in level on the final determination date so that you would receive at maturity an amount equal to the stated principal amount of the securities, and you may lose some or all of your investment at maturity.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally
The payment at maturity is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index.  The price of gold may not correlate to, and may diverge significantly from, the prices of commodities generally.   Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

The price of gold may change unpredictably and affect the value of the securities in unforeseen ways
The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as, among other things, the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, levels of gold production and production costs and short-term changes in supply and demand due to trading activities in the gold market.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities—Historical Information.”

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each contingent payment date or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by our subsidiaries could potentially affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to gold), including trading in futures contracts on gold, and possibly in other instruments related to gold.  Some of our subsidiaries also trade gold and other financial instruments related to gold on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the downside threshold level and knock-in level, which would reduce the probability of your receiving contingent monthly payments and your principal back at maturity.Additionally, such hedging or trading activities during the term of the securities could potentially affect the commodity price, and whether the commodity price is less than the downside threshold level on any determination date during the period from but excluding the pricing date to and including the final determination date and whether the commodity price is less than the knock-in level on the final determination date, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, Morgan Stanley Capital Group Inc. will determine the initial commodity price, the final commodity price,  whether the commodity price was less than the downside threshold level on any determination date during the period or the commodity price was less than the knock-in level on the final determination date, and whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Securities—Market Disruption Event.”

Investing in the securities is not equivalent to investing directly in gold or in futures contracts or forward contracts on gold
Investing in the securities is not equivalent to investing directly in gold or in futures contracts or in forward contracts on gold.  By purchasing the securities, you do not purchase any entitlement to gold or futures contracts or forward contracts on gold.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on gold.

There are risks relating to trading of commodities on the London Bullion Market Association
Gold is traded on the London Bullion Market Association, which we refer to as the LBMA.  The price of gold will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

The U.S. federal income tax consequences of an investment in the securities are uncertain
There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  Because the security provides for the return of principal except where the final commodity price has declined below the knock-in level, the risk that the security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions. Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly payment paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Contingent Income Securities due November 30, 2020 Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-in Feature.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$
Pricing Date	November 27, 2012
Original Issue Date (Settlement Date)	November 30, 2012 (3 Business Days after the Pricing Date)
Maturity Date	November 30, 2020, subject to extension as described below.

If, due to a Market Disruption Event or otherwise, the Final Determination Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following that Final Determination Date as postponed, and no adjustment will be made to any Contingent Monthly Payment made on that postponed date.  See “––Determination Dates” below.

Specified Currency	U.S. dollars
CUSIP Number	6174823R3
ISIN Number	US6174823R33
Minimum Purchase Amount	$1,000 and integral multiples of $1,000 in excess thereof
Original Issue Price	$1,000 (100%)
Stated Principal Amount	$1,000
Underlying Commodity	Gold
Contingent Monthly Payment	The Securities will pay a Contingent Monthly Payment (as determined by the Calculation Agent), if any, on the applicable Contingent Payment Date as follows:

•  if, on the relevant Determination Date, the Commodity Price on such date or the Final Commodity Price, as applicable, is greater than or equal to the Downside Threshold Level:

$5.8333 per Stated Principal Amount; or

• if, on the relevant Determination Date, the Commodity Price on such date or the Final Commodity Price, as applicable, is less than the Downside Threshold Level

$0 per Stated Principal Amount.

The Contingent Monthly Payment, if any, payable on each Contingent Payment Date will be fixed at $5.8333 per Stated Principal Amount, regardless of the number of actual days in such monthly period.
Initial Commodity Price
The Commodity Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the Pricing Date, the Initial Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs, provided further that if a Market Disruption Event has occurred on each of the three consecutive Trading Days immediately succeeding the Pricing Date, the Calculation Agent will determine the Initial Commodity Price on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Initial Commodity Price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Initial Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Commodity Price as finally published by the Relevant Exchange differs from the relevant Initial Commodity Price specified in the pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Final Commodity Price	The Commodity Price on the Final Determination Date
Downside Threshold Level	$ , which is 80% of the Initial Commodity Price
Knock-in Level	$ , which is 60% of the Initial Commodity Price
Commodity Price
On any Trading Day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the  London Gold Market and published by the LBMA on such day.

Reuters, Bloomberg and various other third party sources may report prices of the Underlying Commodity.  If any such reported price differs from that as published by the Relevant Exchange for the Underlying Commodity, the price as published by such Relevant Exchange will prevail.

Contingent Payment Dates
With respect to each Determination Date other than the Final Determination Date, the third Business Day after the related Determination Date.  The payment of the Contingent Monthly Payment, if any, with respect to the Final Determination Date, will be made on the Maturity Date. The Determination Dates, and therefore the Contingent Payment Dates, are subject to postponement due to non-Trading Days and Market Disruption

Events, such that the Contingent Payment Dates will be the third Business Day after the related Determination Date as postponed.  No adjustments will be made to any Contingent Monthly Payments that are paid on postponed Contingent Payment Dates.  See “—Determination Dates” below.

Record Date
The Record Date for each Contingent Payment Date will be the date one Business Day prior to the related scheduled Determination Date; provided, however, that any Contingent Monthly Payment payable at maturity shall be payable to the person to whom the Payment at Maturity shall be payable.

Final Determination Date	November 24, 2020, subject to postponement for non-Trading Days or Market Disruption Events as described in the second paragraph under “—Determination Dates.”
Determination Dates
The Determination Dates are the 24th day of each month, from and including December 24, 2012, to and including the Final Determination Date.  The Determination Dates are subject to postponement due to non-Trading Days or Market Disruption Events as described in the following paragraph.

If any scheduled Determination Date, including the Final Determination Date, is not a Trading Day or if a Market Disruption Event occurs on such scheduled Determination Date, such Determination Date will be postponed and the Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs.  The Commodity Price will be determined on the Determination Date as so postponed; provided that if a Market Disruption Event has occurred on each of the three consecutive Trading Days immediately succeeding such Determination Date, the Calculation Agent will determine the Commodity Price with respect to such Determination Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Commodity Price as of such Determination Date will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Payment at Maturity	The payment on the Maturity Date for each Stated Principal Amount shall be (as determined by the Calculation Agent):
• if the Final Commodity Price is greater than or equal to the Downside Threshold Level:
(i) the Stated Principal Amount plus (ii) the Contingent Monthly Payment with respect to the Final Determination Date; or

• if the Final Commodity Price is less than the Downside Threshold Level but greater than or equal to the Knock-in Level:
(i) the Stated Principal Amount, and no Contingent Monthly Payment will be payable; or
• if the Final Commodity Price is less than the Knock-in Level:
(i) the Stated Principal Amount multiplied by (ii) the Commodity Performance Factor, and no Contingent Monthly Payment will be payable.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to The Depository Trust Company (“DTC”) of the amount of cash to be delivered, if any, with respect to each Stated Principal Amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below and “Forms of Securities—The Depositary” in the accompanying prospectus.

Commodity Performance Factor
A fraction, as determined by the Calculation Agent, the numerator of which is the Final Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Performance Factor	=	Final Commodity Price
Initial Commodity Price

Trading Day
Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Relevant Exchange
Relevant Exchange means the LBMA or, if the LBMA is no longer the principal exchange or trading market for Gold, such exchange or principal trading market for Gold that serves as the source of prices for Gold and any principal exchanges where options or futures contracts on Gold are traded.

Market Disruption Event	Market Disruption Event means any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.
Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.
Disappearance of Commodity Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange for the Underlying Commodity or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption
Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any Trading Day from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York Mellon, a New York banking corporation
Agent	MS & Co.

Alternate Exchange Calculation in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

• the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus
• the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period
The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:
• no quotation of the kind referred to above is obtained, or
• every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Determination Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

• A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Calculation Agent	Morgan Stanley Capital Group Inc. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations related to determination of the amount of cash payable, if any, per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655), provided that the Calculation Agent will not apply rounding for the purpose of determniing whether the Downside Threshold Value or the Knock-in Value has been reached; and all dollar amounts paid, if any, on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the payment that you will receive, if any, on each Contingent Payment Date and at maturity or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” above.  The Calculation Agent is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information
The following table sets forth the published high, low and end-of-quarter daily fixing prices of gold for each calendar quarter in the period from January 1, 2007 through November 5, 2012.  The graph following the table sets forth the daily Commodity Prices for the same period.  On November 5, 2012, the Commodity Price was $1,683.50.  We obtained the information in the tables and graph from Bloomberg Financial Markets, without independent verification.  The Commodity Prices with respect to the Pricing Date and on each Determination Date will be determined with reference to the prices published by the Relevant Exchange in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of the price of gold set out in the table and graph below should not be taken as an indication of its future performance.  We cannot give you any assurance that the Downside Threshold Level or the Knock-in Level will not be reached.  The price of gold may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Gold High and Low Daily Fixing Prices and End-of-Quarter Prices January 1, 2007 through November 5, 2012 (stated in U.S. dollars per troy ounce)
Gold	High	Low	Period End
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50

Gold	High	Low	Period End
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,531.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter	1,784.50	1,556.25	1,776.00
Fourth Quarter (through November 5, 2012)	1,791.75	1,683.50	1,683.50

Gold Daily Afternoon Fixing Price – January 1, 2007 through November 5, 2012

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Issue Price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that will be included in the Original Issue Price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, could increase the Downside Threshold Level and Knock-in Level, which would reduce the probability of your receiving Contingent Monthly Payments and your principal back at maturity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the Securities, including on any Determination Date.  We cannot give any assurance that our hedging activities will not affect the Commodity Price and, therefore, adversely affect the value of the Securities, the Contingent Monthly Payments or the payment you will receive at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest)” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $      for each Security they sell; provided that dealers selling to investors purchasing the Securities in fee-based advisory accounts will receive a sales commission of $       per Security.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or
(3) where the transfer is by operation of law.
Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a

“plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a plan or a plan asset entity and is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)  the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and
• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor any consequences resulting from the newly enacted Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein.  We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or individual resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities
Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.
Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Contingent Monthly Payment.  Any contingent monthly payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent monthly payment, which should be treated as discussed above) on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.  Because the Security provides for the return of principal except where the Final Commodity Price has declined below the Knock-in Level, the risk that the Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.
The term “Non-U.S. Holder” does not include any of the following holders:

• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any contingent monthly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent monthly payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.